Exhibit 10.61+

To:    Dan Wernikoff, EVP and GM, Consumer Tax
From:    Brad Smith, President and CEO, Intuit Inc. /s/ BDS
Date:    August 29, 2016
Re:     Commuting Allowance
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In your continuing role as EVP and GM of the Consumer Tax group based in San Diego, California, we appreciate that you will be required to incur additional expenses for travel and accommodations. We understand that it is inconvenient to relocate your family at this time and therefore you will maintain your home in Portola Valley, California while performing this job. In order to offset those additional costs, the company will provide you with an expense allowance for those costs that you incur during the company’s 2017 fiscal year in addition to part of the 2016 fiscal year. This amount will be $13,667 per month.
This amount will be paid to you in monthly installments during the course of the year. These amounts will be treated as taxable income to you. The company will expect you to cover the costs of transportation between your home and your primary job location as well as accommodations and local transportation close to your primary job location while you are away from home out of this amount. Other than this amount, the company will not reimburse you for any expenses of this type that you incur, except that if for any reason you cease to act in this role during the fiscal year (other than on account of your voluntary departure), the company will pay for the cost of any housing lease for any period for which you have not yet received an installment through July 31, 2017. The company will evaluate during the 2017 fiscal year whether or not to continue this allowance in a future fiscal year.
Thank you for your ongoing commitment to the team and the business.